S.W.  Hatfields, CPA
       Certified Public Accountants
..American  Institute of Certified Public Accountants
	   SEC Practice Section
	   Information Technology Section
	Texas Society  of Certified Pubic Accountants


March 5, 2001



Board of Directors
C/O Mr. Orla Kenneth Lucas, President
INVESTMENT TECHNOLOGY, INC.
9522 Malasana Court
Las Vegas NV 89147

Gentlemen:

The independent certified accounting firm of S. W.
Hatfield, CPA is in receipt of a proposed Form S-8 filing by Investment Technology, Inc. (SEC File #3-30387, CIK. #
1102755) dated March 5, 2001.

After conversations with Mr. Thomas Cook, Attorney for the
Company, and Mr. Thomas Vidmar, an active representative of the Company, over the past several months; we, once again, wish to formally notifying you of the following matters:

1.	In conjunction with the April 18, 2000 filing of a
Form 10-SB, management of Investment Technology,
Inc. has not engaged competent legal counsel to complete this filing. As such, no. required exhibits have been filed for the Form 10-SE of Investment
Technology Inc. Accordingly, this filing is deficient and the Company is not current in its filings with the U. S. Securities and Exchange
Commission. This situation has been reported to both
Mr. Vidmar, Mr. Cook and other representatives of the Company since the April 2000 filing of the document.

2.	In conjunction with the execution of a marketing and
sales agreement with Pharmnedical, Inc., Investment
Technology, Inc. has not filed a copy of this key contract as an exhibit to either a Form 10-QSB or Form 8-K with the U. S. Securities and Exchange
Commission. Accordingly, the Company is not current in its filings with the U. S. Securities and Exchange Commission

3.	The Company has not filed a Form 8-K with the U. S.
Securities and Exchange Commission related to the acquisition of Heartland Financial, for which the Company issued a press release for publication to the financial press, in an exchange of common stock.
Further, the required audited financial statements of Heartland and the required pro forma financial statements to give effect to this acquisition have not been filed on Form 8-K with the U. S. Securities and Exchange Commission. Accordingly, the Company is not current in its filings with the U. S. Securities and Exchange Commission.

4.	We have knowledge that the principals of Heartland
Financial have attempted to rescind the above listed transaction. We do not have any knowledge that the common stock issued in the business combination transaction has been returned to the Company. This rescission, if such rescission occurred, is a significant event requiring disclosure on Form 8-K.
To date, we are unaware of such filing. Accordingly, the Company may be delinquent in timely filing such documents with the U. S. Securities and Exchange
Commission.



5.	Subsequent to our review of the September 30, 2000
financial statements, as filed within Form 10-QSB, based on conversations wit Company representatives, we suspect tat the Company may have a number of various consulting management and employment contracts which may have been entered into between Investment Technology Inc. and various individuals dating back into 1999. Further, these conversations have alluded to information which leads us to question if there may be certain signatures or guarantees by the Company on leases or other obligations of Page River, Inc. in conjunction with a proposed late-1999 combination transaction, which was represented to us as not having consummated. At this time, we are uncertain if all these agreements, if any, have been properly disclosed. Further, if these types of documents and contracts exist, we are uncertain if these documents have been filed, or are required to be filed, as exhibits to either tot-in l0-QSB or Form 10-SB or Form 8-K with the U. S.
Securities and Exchange Commission.

6.	During our review of the Company's financial
statements as of and for the quarters ended June 30, 2000 and September 30, 2000, we were consistently informed by Company representatives that a certificate for 3,000,000 shares of common stock issued to a Kevin Alger was issued in error and was due to be returned to the Company for cancellation by the Company's transfer agent. Conversations with Company representatives subsequent to the filing of the September 30, 2000 Form 10-QSB lead us to believe that this certificate is still outstanding.
Further, we wish to affirm that we are aware that no economic effect related to the issuance of this certificate has ever been reflected in the Company's financial statements.

7.	Item 3 (b) in the proposed Form S-8, dated March 5,
2001, please note that the Company did not file a Registration Statement...on Form 10-SB". The Company filed a "Form 10-SB - General Form for Registration of Securities of Small Business Issuers Pursuant to
Section 12(b) or (g) of the Securities and Exchange
Act of 1934". The text of the Form S-8 document should be changed to conform to the actual document filed.

8.	From the copy of the proposed March 5, 2001 Form S-
8, we note several instances where dates in the document show "January 10, 2001, December 1, 2000 or
March 5, 2001'. These inconsistencies should all conform to the most recent date, as applicable, as of the date of filing.

9.	From the copy of the proposed March 5, 2001 Form S-
8, we note that Mr. Orla Kenneth Lucas is signing as
President for the Company As of the filing of the
Form 10-QSB as of and for the quarter ended
September 30, 2000, we were informed that Mr. Thomas
Vidmar was the Company's President as he was the
signatory to the most recently filed Form l0-QSB.
Accordingly, if there has, in fact, been a change in
Company management, there may exist a requirement
for a Form 8-K filing to report this event. Cur
search reveals no such filing.
10.	Accordingly, the Company may be not be current in
its filings with the U. S. Securities and Exchange
Commission,


We again confirm that Mr. Scott Hatfield of our firm has discussed these matters both Mr. Thomas Vidmar, a proposed recipient of the securities being registered under the Form S-8, and Mr. Thomas Cook, corporate counsel and preparer of the proposed Form S-8. Both Mr. Vidmar and Mr.
Cook have confirmed on prior occasions to Mr. Hatfield that these items would be addressed, completed and filed with the U. S. Securities and Exchange Commission prior to the attempted filing of any Form S-8. To the date of this letter, we are unaware and unable to confirm that any of these items have been brought into compliance.

Based on the above listed deficiencies, we are unable to comply with the requirements of the U. S. Securities and Exchange Commission and respectfully decline to issue a signed Consent of Independent Certified Public Accountants for inclusion in your proposed Form 3-8 at this date.

We hereby resign as independent certified public accountants for Investment Technology Inc. (SEC File # 3-
30387, CIK # 1102756), effective immediately

By copy of this letter to the U. S. Securities and Exchange Commission, we hereby additionally confirm that the client-auditor relationship between Investment
Technology, Inc. (SEC File # 3-30387, CIK # 1102756) and
S. W. Hatfield, CPA has ceased.

Yours truly,
S.	W. HATFIELD, CPA




Scott W Hatfield, CPA

SWH/

cc:	Office of the Chief Accountant
SECPS Letter File
Securities and Exchange Commission
Mail Stop 9-5
450 Fifth Street, NW
Washington, DC 20549

Ms. Lisa Roberts or successor
Director of Listing Qualifications
National Association of Securities Dealers
9801 Washingtonian Boulevard
Gaithersburg MD 20878

Mr. Ken Worm or successor
OTC Compliance Unit
NASD Regulation, Inc.
9513 Key West Avenue
Rockville MD 20850





Thomas C. Cook, Esq.
Telephone (702) 876-5941
Facsimile (702) 876-8865
Admitted to practice in
Nevada and California
March 6, 2001

Scott W. Hatfield, CPA
9002 Green Oaks Circle,  Floor
Dallas, Texas 75243-7212
Via Fax (214) 342-9601
	Re:	Investment Technology, Inc.
	Your letter of March 6, 2001

Dear Mr. Hatfield,

I am in receipt of your letter to the Board of Directors dated March 6, 2001. I realize that there are problems which must be fixed with this company.
The purpose of this letter is to address each and every one of your concerns, and to notify you of the steps that the company is taking in addressing them.

1.	Since I am the legal counsel currently engaged by INZS, I will try not to take personal offense at your insinuation that I am less than competent. I assure you that I know what I am doing, and a list of references can be provided at your request, if you feel it is necessary. You also imply that certain required exhibits have not been filed, and, therefore, the Form 10-
SB is deficient. While I am prepared to file an amended Form 10-SB with all required exhibits if need be, it is important to note the fact that (I) no deficiency letter, to my knowledge, has been issued by the Securities and Exchange Commission to date, and (2) despite your assertion that "this situation has been reported to both Mr. Vidmar, Mr. Cook and other representatives of the Company," you have never bothered to point out what exhibits you feel should have been included with the Form 10-SB but were not.

2.	I am in the process of drafting the Form 8-K for the marketing and sales agreement with Pharmedical, Inc. I realize that it is extremely late, as the Pharmedical, Inc. agreement was entered into approximately in May of 2000, several months prior to my initial engagement with INZS. However, due to the company's desire to move its business forward, the Form 8-K will be filed.

3.	The acquisition of Heartland Financial never ultimately took place. The parties failed to reach agreements on several key issues, and the parties mutually agreed not to move forward with the acquisition. Therefore, INZS's management felt that it was not necessary to file an 8-K disclosing a deal that did not close.

4.	Mr. Kampmann, the principal of Heartland Financial, did in fact return
200,000 shares of INZS stock to the company, due to the fact that the Heartland Financial deal did not ultimately happen. To date, no Form 8-K has been filed; however, it should be filed within the next week.

5.	The only management or consulting contracts that I am aware of are the ones attached to the proposed S-8 filing provided to you earlier this week. Further, to my knowledge, there should be no signatures or guarantees by 1NZS on leases or other obligations of Page River, Inc. If there are such guarantees, they were entered into by Mr. Don Laws, who I have been informed (1) did not have the corporate authority to enter into such guarantees, and (2) if he did so, he did so without the consent and without the knowledge of the management of INZS.

6.	The management of the company has informed me that the certificate for
3,000,000 shares of common stock issued to Kevin Alger is in the company's possession, having been returned to them by Mr. Alger for cancellation. To date, however, the certificate has not been presented to Pacific Stock Transfer, the company's transfer agent, for cancellation.

7.	Thank you for your astute editing of the proposed Form S-8. Those changes will be made.

S.	See #7, above.

9.	Mr. Lucas has, in fact, taken over the duties as President of the company from Mr. Vidmar. While the notification of the change of management has been filed with the Secretary of State of Nevada, an 8-K has not yet been filed. It shall be filed by next week.



I hope that the above information will be helpful in your continued evaluation of INZS. If you have any further questions or concerns, please do not hesitate to call me at the number above. Finally, 11 ask you to reconsider your immediate resignation as the independent certified public accountant for INZS. As you are aware, the company's Form 10-KSB is due on March 30, 2001, which is less than a month away. Your resignation at this late date will do irreparable harm to the company, as it will be virtually impossible for the company to find another auditor to issue an audit of the company's financial statements in time to file a timely Form 10-KSB.



Sincerely,





Thomas C. Cook,  Esq.

cc: Investment Technology, Inc.

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